Calculation of Filing Fee Tables
S-3
Paramount Skydance Corp
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Warrants to purchase Class B Common Stock, par value $0.001 per share	Other	471,300,000		$ 0.00	0.000087	$ 0.00
Fees to be Paid	2	Equity	Class B Common Stock, par value $0.001 per share	Other	471,300,000	$ 12.00	$ 5,655,600,000.00	0.000087	$ 492,037.20
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 5,655,600,000.00		$ 492,037.20
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 492,037.20
Offering Note
[1]	(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered an indeterminable number of additional securities as may be issued pursuant to anti-dilution adjustments resulting from stock dividends, stock splits and combinations, rights issuances, other non-cash distributions and spin-offs, cash dividends in excess of a $0.05 quarterly threshold, and tender or exchange offers. (b) Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. (c) Represents warrants ("Warrants") exercisable for shares of Class B common stock of the Registrant, par value $0.001 per share ("Class B Common Stock"), at an initial exercise price of $12.00 per share, expected to be distributed by the Registrant to certain stockholders for no consideration on or about October 13, 2026. (d) Represents shares of Class B Common Stock issuable upon the exercise of Warrants from time to time. (e) No fee is due, pursuant to Rule 457(g) under the Securities Act. Consistent with the response to Question 240.06 of the Securities Act Corporation Finance Interpretations, the registration fee with respect the Warrants has been allocated to the underlying shares of Class B Common Stock, and those shares are included in the registration fee. The maximum number of shares of Class B Common Stock issuable upon exercise of the Warrants are being simultaneously registered hereunder. (f) Calculated pursuant to Rule 457(g) under the Securities Act, based upon the exercise price per Warrant.

[2]	See offering note 1

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $5,655,600,000.00. The prospectus is a final prospectus for the related offering.